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                                                                   EXHIBIT 10.13

                                AMENDMENT TO THE
                                    UST INC.
                    NONEMPLOYEE DIRECTORS' STOCK OPTION PLAN

     The UST Inc. Nonemployee Directors' Stock Option Plan (the "Plan") which was adopted by UST Inc. (the "Company") on September 22, 1994, is hereby amended and restated effective June 30, 2000, pursuant to Section 6.1 of the Plan and subject to certain restrictions that are not relevant hereto, as set forth below:

        1. Section 2 of the Plan, Administration, is hereby amended by removing the first sentence of Section 2.2 thereof and replacing it in its entirety with the following sentence:

              The Committee may make such rules and establish such procedures for the administration of the Plan as it deems appropriate to carry out the purpose of the Plan, provided that, except as expressly provided by Section 4.3 hereof, the Committee shall have no discretion with respect to the grantee, amount, price or timing of any option grant.

        2. Section 4 of the Plan, Grant of Options, is hereby amended by adding a new Section 4.3 at the end thereof to read as follows:

          4.3 Special Grants.

              (a) Eligible Directors may be issued additional Options under the
                  Plan, in the discretion of the Committee. Such special Options shall be granted at an option price equal to the Fair Market Value of Stock on the Date of Grant under this Section 4.3, and shall be subject to such other terms and conditions as are specified by the Committee, in its discretion, consistent with the terms of the Plan.

               (b) Notwithstanding the foregoing, each special Option granted pursuant to this Section 4.3 shall be subject to the provisions contained in Sections 4.2 hereof.

     Except as set forth above, the Plan is hereby ratified and confirmed in all respects.